Exhibit 99
Elkin, NC 28621
December 21, 2007
Press Release
For Immediate Release
Yadkin Valley Financial Corporation Declares Regular Fourth Quarter Dividend of 13 Cents Per Share
The Board of Directors of Yadkin Valley Financial Corporation (“the Company”) (Nasdaq Global Select Market: YAVY), the holding company for Yadkin Valley Bank and Trust Company (“the Bank”), announced today a fourth quarter cash dividend of 13 cents per share, an increase of 1 cent (8.3%) over the fourth quarter of 2006 and unchanged from the third quarter of 2007. The dividend is the 80th consecutive quarterly dividend and provides an annualized return of 3.7% on Thursday’s closing stock price of $14.11 per share. Payment will be made on January 25, 2008 to shareholders of record on January 4, 2008.
Earnings for the fourth quarter 2007 are expected to be released on January 31, 2008.
Yadkin Valley Bank and Trust Company, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-four full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), East Bend, Jonesville, and Yadkinville (Yadkin County), and Pfafftown (Forsyth County) are operated under the Yadkin Valley Bank name. Offices in Mooresville and Statesville (Iredell County), and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank”. Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank”. A loan production office in Wilmington, North Carolina is operating under the Yadkin Valley Bank name. Sidus Financial, LLC, a wholly-owned subsidiary with its headquarters in Greenville, North Carolina, provides mortgage banking services to customers in North Carolina, South Carolina, Virginia, Georgia, Alabama, Florida, Maryland, Kentucky, Mississippi, Louisiana, Arkansas, Pennsylvania, West Virginia, Delaware and Tennessee.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For additional information contact:
Edwin E. Laws
Chief Financial Officer
(336) 526-6313